Exhibit 16.1

July 24, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Integrated Rail & Resources Inc., included under Item 4.01 of its Current Report on Form 8-K dated July 24, 2026 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,